                                                                    Exhibit 99.1
News Release       General Growth Properties, Inc.
                   110 North Wacker Drive
                   Chicago, IL 60606
                   (312) 960-5000
                   FAX (312) 960-5463


FOR IMMEDIATE RELEASE            CONTACT:    John Bucksbaum
---------------------                        312/960-5005

                                             Bernard Freibaum
                                             312/960-5252


  GENERAL GROWTH PROPERTIES ANNOUNCES IT HAS DISCONTINUED ITS NETWORK SERVICES
                             DEVELOPMENT ACTIVITIES

Chicago, Illinois, July 12, 2001 -- General Growth Properties, Inc. (NYSE: GGP) announced today that it has discontinued its Network Services development activities. Since early 2000, the Company has been engaged in an effort to develop its Network Services business, a high-speed communications network for retailers consisting of a suite of broadband applications to support retail tenant operations, on-line sales, and private wide area network services. The discontinuance of the Network Services development activities will result in a non-recurring, pre-tax charge to second quarter 2001 earnings of approximately $62 to $65 million, which represents the Company's entire investment in the Network Services development activities. In addition, the Company expects that approximately $1 million of incremental discontinuance costs will be incurred in the third quarter of 2001.

John Bucksbaum, CEO of the Company, stated, "We undertook this Network Services effort to insure that our properties would meet any challenges presented by recent technological advancements and because we saw an opportunity to become one of the only companies to develop and provide Internet-based applications to drive retailer productivity. It is now apparent that our retail partners do not currently view these additional broadband applications and capabilities as essential components of their current operations. Therefore, we have decided not to pursue this component of our strategy further at the present time."

"The second component of our strategy, which is not affected by our decision to discontinue the Network Services development activities, was to completely wire our operating properties and provide the most modern broadband infrastructure for each tenant to access the Internet," Bucksbaum said. "We are pleased to report that we have completed this task and that virtually all of our tenant spaces have what we believe is the most up-to-date equipment to access the Internet. We continue to believe that the communication and information available via the Internet are necessities in today's business world and will, over time, enrich our retailers and our shopping centers."


                                    (more)

While the non-recurring charge to second quarter 2001 earnings is expected to result in a net loss for the quarter, the charge will not affect the Company's funds from recurring real estate operations for the quarter or the current year and is not expected to impact the Company's current or future dividend policies. The Company remains comfortable that funds from recurring real estate operations for fiscal year 2001 will fall into the range of $4.86 to $5.00 per fully-diluted share.

Notwithstanding the foregoing announcement, it continues to be the Company's regular policy not to provide periodic financial guidance updates.

WEBCAST/CONFERENCE CALL


General Growth will host a live webcast of its conference call regarding this announcement on the Company's web site, www.generalgrowth.com, and www.StreetFusion.com. The webcast will take place on Friday, July 13, 2001 at 8:30 a.m., Eastern Time (7:30 a.m. CT, 6:30 a.m. MT, 5:30 a.m. PT). The webcast can be accessed by selecting the conference call icon on the GGP home page. Both sites will archive the call for one week subsequent to the end of the live webcast.

General Growth Properties, Inc. is one of the oldest and most experienced shopping center owners, developers and managers in the United States. It currently owns interests in and/or manages 146 shopping malls in 39 states, comprising approximately 125 million square feet of retail space.

This release may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact are statements that may be deemed forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. Representative examples of these risks, uncertainties and assumptions include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in the Company's markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at the Company's properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support the Company's future business. Readers are referred to the documents filed by the Company with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

                                      ###





                                      -2-